Exhibit 5

                [Letterhead of Jaeckle Fleischmann & Mugel, LLP]



                                                 July 16, 2004

Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

         Re:      Registration Statement on Form S-3


Ladies and Gentlemen:

     We have acted as securities counsel for Seneca Foods Corporation, a New York corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") covering 967,742 shares of Convertible Preferred Stock Series 2003 (the "Series 2003 Preferred Stock") and 967,742 shares of Class A Common Stock, par value $0.25 per share (the "Class A Common Stock") issuable upon conversion of the Series 2003 Preferred Stock.

     Capitalized words and phrases not otherwise defined in this letter shall have the same meanings and definitions as they have in the Registration Statement.

     Our opinions set forth below are subject to the following qualifications:

     A. In rendering these opinions, we have reviewed such records of the Company and its subsidiaries as we have deemed necessary in order to enable us to furnish our opinions, including but not limited to the following: (i) the Registration Statement; (ii) the Company's Certificate of Incorporation, as amended; (iii) the Company's Bylaws, as amended; and (iv) the records of corporate proceedings of the Company.

     B. Our opinions are based solely on the federal laws of the United States of America and the laws of the State of New York.

     C. We have assumed without investigation (i) that each signature on any document examined by us is genuine, (ii) the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies or facsimile, (iii) the legal capacity of each natural person, and (iv) that each document upon which we opine has been duly authorized, executed and delivered and is a legal, valid and binding obligation of each party thereto other than the Company and is enforceable against each such other person in accordance with its terms. Subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

     2. The shares of Series 2003 Preferred Stock offered for the account of the selling shareholder pursuant to the terms set forth in the Registration Statement are duly authorized for issuance by all necessary corporate action and are legally issued, fully paid and non-assessable.

     3. The shares of Class A Common Stock are duly authorized for issuance by all necessary corporate action and when the Class A Common Stock has been issued upon conversion of the Series 2003 Preferred Stock, the Class A Common Stock will be legally issued, fully-paid and non-assessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and we further consent to any and all references to our name therein.

                                                     Very truly yours,


                                                     /s/Jaeckle Fleischmann &
                                                        Mugel, LLP


746196